As filed with the Securities and Exchange Commission on March 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vital Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0496985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3601 South Congress Avenue Suite C100 Austin, Texas 78704	10173
(Address of Principal Executive Offices)	(Zip Code)

Vital Farms, Inc. 2020 Equity Incentive Plan

Vital Farms, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Russell Diez-Canseco

President and Chief Executive Officer

Vital Farms, Inc.

3601 South Congress Avenue

Suite C100

Austin, Texas 78704

(877) 455-3063

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Darren DeStefano Jaime L. Chase Cooley LLP 55 Hudson Yards New York, New York 10001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2020 Equity Incentive Plan (Common stock, $0.0001 par value per share)	1,577,761(2)	$26.14(4)	$41,242,672.54(4)	$4,499.58
2020 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	394,440(3)	$22.22(5)	$8,764,062.36(5)	$956.16
TOTAL	1,972,201	—	$50,006,734.90	$5,455.74

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Vital Farms, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under Vital Farms, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to the terms of the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1, 2021 through January 1, 2030, in an amount equal to the lesser of (a) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors.

(3)

Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Vital Farms, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2021 through January 1, 2030. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on the last day of the calendar month before the date of the automatic increase; (b) 900,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the date of the increase.

(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on March 22, 2021.

(5)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on March 22, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 1,577,761 shares of common stock under the Vital Farms, Inc. 2020 Equity Incentive Plan and an additional 394,440 shares of common stock under the Vital Farms, Inc. 2020 Employee Stock Purchase Plan, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Vital Farms, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the contents of the Registrant’s Registration Statement on Form S-8, previously filed with the Commission on July 31, 2021 (File No. 333-240258);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-39411) for the fiscal year ended December 27, 2020, filed with the Commission on March 24, 2021;

(c)	the Registrant’s Current Report on Form 8-K (File No. 001-39411) filed with the Commission on January 5, 2021; and

(d)

the description of The Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39411) filed with the Commission on July 28, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39411), filed with the SEC on August 4, 2020).

4.2

Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39411), filed with the SEC on August 4, 2020).

4.3

Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239772), filed with the Commission on July 9, 2020).

4.4	2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-8 (File No. 333-240258), filed with the SEC on July 31, 2020).

4.5

Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239772), filed with the Commission on July 9, 2020).

4.6

Forms of Employee Restricted Stock Unit Grant Notice and Award Agreement under the 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239772), filed with the Commission on July 9, 2020).

4.7

Forms of Non-Employee Director Restricted Stock Unit Grant Notice and Award Agreement under the 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239772), filed with the Commission on July 9, 2020).

4.8	2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-8 (File No. 333-240258), filed with the SEC on July 31, 2020).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on March 24, 2021.

Vital Farms, Inc.

By:	/s/ Russell Diez-Canseco
Russell Diez Canseco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell Diez-Canseco and Bo Meissner, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
s
/s/ Russell Diez-Canseco Russell Diez-Canseco	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2021

/s/ Bo Meissner Bo Meissner	Chief Financial Officer (Principal Financial Officer)	March 24, 2021

/s/ Jeffery S. Dawson Jeffery S. Dawson	Chief Accounting Officer (Principal Accounting Officer)	March 24, 2021

/s/ Matthew O’Hayer Matthew O’Hayer	Executive Chairman and Director	March 24, 2021

/s/ Kofi Amoo-Gottfried Kofi Amoo-Gottfried	Director	March 24, 2021

/s/ Brent Drever Brent Drever	Director	March 24, 2021

/s/ Glenda Flanagan Glenda Flanagan	Director	March 24, 2021

/s/ Kelly Kennedy Kelly Kennedy	Director	March 24, 2021

/s/ Karl Khoury Karl Khoury	Director	March 24, 2021

/s/ Denny Marie Post Denny Marie Post	Director	March 24, 2021

/s/ Gisel Ruiz Gisel Ruiz	Director	March 24, 2021